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                                                                    EXHIBIT 99.1

                           WASHINGTON BANKING COMPANY
                            2005 STOCK INCENTIVE PLAN

I.   GENERAL PROVISIONS

     1. PURPOSE. The purpose of this Plan is to provide additional incentives to selected key employees and officers of Washington Banking Company (the "Company") and related entities, thereby helping to attract and retain the best available personnel for positions of responsibility with such corporations and otherwise promoting the success of the business activities of such corporations. The incentives will be in the form of options to purchase shares of the Company's common stock, other awards of the Company's common stock and Stock Appreciation Rights.

     2. DEFINITIONS. As used in this Plan, the following definitions shall apply:

     a. "Award" shall mean any grant of an Option, Restricted Stock, Restricted Unit, Performance Shares, Performance Units, Stock Appreciation Right or Dividend Equivalent Right.

     b. "Award Agreement" shall mean a written agreement that details the terms and conditions of a particular Award.

     c. "Board" shall mean the Board of Directors of the Company.

     d. "Cause" shall mean, when used in connection with the termination of a Grantee's employment, a termination attributable to the Grantee's (a) willful refusal to perform his or her obligations to the Employer, following a reasonable notice and cure period, (b) misappropriation of the Company's assets or flagrant mistreatment of subordinate employees, (c) commission of a serious criminal act, whether denominated a felony, misdemeanor or otherwise, which is likely to have a detrimental impact on the Company and its operations, or (d) engaging in activities directly in competition or antithetical to the best interests of the Company. To the extent a Grantee is a party to an employment agreement or offer letter of employment with the Employer that defines "cause" or a similar term, then the meaning set forth in that agreement shall also be considered "Cause" for purposes of this Plan.

     e. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     f. "Common Stock" shall mean the Company's common stock.

     g. "Committee" shall mean the Committee appointed by the Board in accordance with Section 4(a) of this Part I.

     h. "Company" shall mean Washington Banking Company, a Washington bank-holding company.

     i. "Continuous Status" shall mean the absence of any interruption or termination of service as an Employee, Director, consultant or agent, as the case may be. Continuous Service shall not be considered interrupted in the case of sick leave, military leave, or any other approved

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leave of absence, except, in the case of Employees as provided under applicable
Incentive Stock Option rules.

     j. "Director" shall mean any person who has been elected or appointed as a member of the Board of Directors of the Employer and who occupied that position at the date an Award was granted to such person.

     k. "Dividend Equivalent Right" shall mean a right awarded to a Grantee to receive payment of an amount equivalent to the dividend that would be paid on a specified number of Shares just as if the Grantee owned the Shares. Dividend Equivalent Rights may be granted alone or in connection with any other Award.

     l. "Eligible Participants" shall mean an Employee, Director, consultant or agent of, and any individual to whom an offer of employment has been made by the Employer or any Parent or Subsidiary of the Employer eligible to receive Awards under this Plan, in accordance with Section 4(c) of this Part 1.

     m. "Employee" shall mean any person employed by the Employer or any Parent or Subsidiary of the Employer which now exists or is hereafter organized or is acquired by the Employer.

     n. "Employer" shall mean the Company or any Related Entity that now exists or is hereafter organized or acquired by the Company.

     o. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     p. "Fair Market Value" means, as of any date, the Fair Market Value of the Common Stock determined by the Committee in its discretion; provided, however, that in the event that there is a public market for the Common Stock, the Fair Market Value shall be the closing transaction price of the Common Stock as of that date as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ), or, in the event the Common Stock is listed on a stock exchange, Fair Market Value shall be the closing transaction price on the exchange on that date.

     q. "Grant Date" shall mean the date on which the Committee completes the corporate action relating to the grant of an Award and all conditions to the Grant have been satisfied, provided that conditions relating to exercisability, vesting or similar conditions shall not defer the Grant Date.

     r. "Grantee" shall mean an individual or entity who has received an Award under this Plan.

     s. "Incentive Stock Options" shall mean incentive stock options with the meaning of Section 422 of the Code.

     t. "Nonqualified Stock Options" shall mean any Option granted pursuant to this Plan that is not intended as an Incentive Stock Option.

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     u. "Option" shall mean a right to purchase Shares pursuant to an Incentive
Stock Option or a Nonqualified Stock Option, in accordance with the provisions of this Plan (Part II).

     v. "Option Price" shall mean the amount to be paid by a Grantee to exercise an Option.

     w. "Performance Shares" shall mean Shares awarded to a Grantee, where the Grantee's continued retention of the Shares is subject to the satisfaction of specific performance-based criteria, pursuant to Part III of this Plan.

     x. "Performance Units" shall mean a right awarded to a Grantee to receive Shares (one Share for each Performance Unit) upon the satisfaction of specified performance-based criteria, pursuant to Part III of this Plan. At the discretion of the Committee, Performance Units may be paid in cash in an amount equivalent to the Fair Market Value of the Shares otherwise payable to the Grantee.

     y. "Plan" shall mean this Washington Banking Company Incentive Stock Plan.

     z. "Prior Plan" shall have the meaning specified in Section 3(a) of this
Part I.

     aa. "Related Entity" shall mean any entity that, directly or indirectly, is in control of, or under control with, the Company.

     bb. "Restricted Stock" shall mean Shares awarded to a Grantee, where the Grantee's continued retention of the Shares is subject to various restrictions, such as continued employment for a designated period, etc.

     cc. "Restricted Units" shall mean a right awarded to a Grantee to receive Shares (one Share for each Restricted Unit) upon the satisfaction of specified conditions, such as continued employment for a designated period, etc. At the discretion of the Committee, Restricted Units may be paid in cash in amount equivalent to the Fair Market Value of the Shares otherwise payable to the Grantee.

     dd. "Securities Act" shall mean the Securities Act of 1933, as amended.

     ee. "Shareholder-employee" shall mean a Grantee who owns, at the time that an Incentive Stock Option is granted, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Employer or of any parent or Subsidiary. For this purpose, the term "Parent" and "Subsidiary" shall have the meaning provided in Sections 424(e) and (f) of the Code, and the stock attribution ownership rules of Code Section 424(d) shall apply.

     ff. "Shares" shall mean shares of Common Stock.

     gg. "Stock Appreciation Right" shall mean a right awarded to a Grantee to receive a cash payment equal to the appreciation (if any) in the Fair Market Value of a Share from the date of grant until the Stock Appreciation Right is exercised. At the discretion of the Committee,

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payment may be made by delivering an amount of Shares that have a Fair Market
Value equal to the cash otherwise payable to the Grantee, or a combination of cash and Shares.

     3. SHARES SUBJECT TO THE PLAN.

          (a) Total Shares Available. Subject to adjustments under Section 3(b) below, a total of 500,000 Shares may be delivered to Eligible Participants pursuant to Awards under this Plan, which total shall include any Shares, as of the date of shareholder approval of this Plan, available for future awards under the 1998 Stock Option and Restricted Stock Award Plan of Washington Banking Company (the "Prior Plan"), as well as any Shares that are represented by awards under the Prior Plan, which are forfeited or cancelled or expire without the delivery of Shares or which result in the forfeiture of Shares back to the Company. From the date of shareholder approval of this Plan, the Prior Plan shall cease to be effective for purposes of granting any additional Awards. In addition, any Shares delivered under this Plan that are forfeited back to the Company because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under this Plan. Any Shares covered by an Award (or portion of an Award) granted under this Plan (or under the Prior Plan), which are forfeited or cancelled, expire or are settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the number of Shares available for delivery under this Plan. If any Option is exercised by tendering Shares to the Company, either actually or by attestation, as full or partial payment of the corresponding Option Price under this Plan or the Prior Plan, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. Similarly, if Shares are used to settle tax withholding obligations arising from awards made under the Prior Plan, only the number of Shares issued net of tax withholding will be deemed delivered for purposes of determining the number of Shares available for delivery under this Plan. The granting of Stock Appreciation Rights will not reduce the number of Shares available under this Plan, except to the extent the Company's obligations under the Stock Appreciation Rights are satisfied by delivering Shares instead of cash. Moreover, Shares issued in connection with Awards that are assumed, converted or substituted pursuant to a merger or an acquisition will be in addition to the maximum limit expressed in this Section 3, and will not reduce the number of Shares available under this Plan.

          (b) Adjustments to Shares Available. The number of Shares covered by each outstanding Award, the number of Shares available for grant of additional Awards, and the Option Price of outstanding Options shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any stock split or other subdivision or consolidation of Shares, the payment of any stock dividend (but only on the Common Stock), or any other increase or decrease in the number of Shares which is effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

          (c) Payment With Shares. Subject to the overall limitation on the number of Shares that may be delivered under this Plan, the Committee may, in addition to granting

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Awards, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

     4. PLAN ADMINISTRATION.

          (a) The Committee. The Plan shall be administered by the Board directly, acting as a Committee of the whole, or, if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting of at least three Board members. In appointing members to such Committee, the board shall consider whether to appoint individuals qualifying as (1) "outside directors," as such term is used in Section 162(m) of the Code, and (2) "non-employee directors," as such term is used in Rule 16b-3. If the Committee does not exist, or if the Board chooses to directly exercise its powers under this Plan, then the Board may take any action under this Plan that would otherwise be the responsibility of the Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause), appoint new members in substitution for existing members, and fill vacancies (however caused). The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

     At least annually, the Committee shall present a written report to the Board indicating the Eligible Participants to whom Awards have been granted since the date of the last such report, and, in each case, the Awards' Grant Dates, the number of Shares covered by the Awards, and the Option Price or Fair Market Value of the shares awarded.

          (b) Powers of the Committee. Subject to the provisions and limitations of this Plan, the Committee shall have the authority and discretion:

                    (i) to determine the Eligible Participants to whom Awards
               are to be granted, the times of grant, and the number of Shares covered by each Award;

                    (ii) to determine the Option Price, subject to the
               provisions of Subparagraph 3(b) of Part II of this Plan;

                    (iii) to determine the types and other terms and conditions of each Award granted under this Plan (which need not be identical), including performance and/or vesting contingencies;

                    (iv) to modify or amend the terms of any Award previously
               granted, or to grant substitute Awards, subject to Part IV;

                    (v) to interpret this Plan;

                    (vi) to authorize any person or persons to execute and
               deliver Award Agreements or to take any other actions deemed by the Committee

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               to be necessary or appropriate to effectuate the grant of Awards by the Committee; and

                    (vii) to make all other determinations and take all other
               actions that the Committee deems necessary or appropriate to administer this Plan in accordance with its terms and conditions and applicable law.

     All decisions, determinations, and interpretations of the Committee shall be final and binding upon all persons, including all Grantees and any other holders or persons interested in any Award, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or an Award.

          (c) Eligibility. Awards may be granted to any Eligible Participant whom the Committee determines, in its discretion shall receive an Award, provided only Employees shall be eligible to receive Incentive Stock Options. Granting of Awards pursuant to this Plan shall be entirely discretionary with the Committee, and the adoption of this Plan shall not confer upon any individual a right to receive any Award, unless and until such Awards are granted by the Committee, in its sole discretion. Neither the adoption of this Plan nor the granting of any Awards shall confer upon any individual any right with respect to continuation of employment, nor shall the same interfere in any way with his or her right (or with the right of the Company or a Related Entity) to terminate his or her employment at any time.

          (d) Transferability of Awards. Except as specifically provided by the Committee in an Award Agreement or otherwise, no Award shall be transferable by a Grantee other than (i) by the Grantee's last will and testament or (ii) by the applicable laws of descent and distribution. In particular, except as otherwise provided by the Committee, during a Grantee's lifetime only the Grantee, or his or her guardian or legal representative, may exercise Options possessed by the Grantee. No Shares associated with grants of Restricted Stock, Restricted Units, Performance Shares or Performance Units may be sold, exchanged, transferred, pledged or otherwise disposed of during the corresponding restriction or performance period. Notwithstanding the foregoing, if specifically provided by the Committee, a Grantee may accomplish a transfer of rights associated with an Award to a third-party.

          (e) Tax Withholding. As described in various provisions of this Plan, the payment of benefits in connection with Awards may impose on the Employer the obligation to withhold taxes. The Employer may delay payment or transfer of Shares until arrangements have been made to satisfy any tax withholding obligations. In addition, tax withholding in connection with all Awards under this Plan may be accomplished through the withholding of Shares, provided that the number of Shares withheld shall be limited to the minimum amount necessary to accomplish the tax withholding purpose.

          (f) Settlement of Awards; Deferral of Income. Except to the extent provided otherwise in the corresponding Award Agreement, the Committee has the discretionary authority to determine that any payment or settlement pursuant to an Award issued under this Plan may be paid or settled in cash or Shares of equivalent value. To the extent available under non-qualified deferred compensation arrangements maintained by the Employer, the Committee may extend to

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a Grantee the ability to elect to defer the receipt of cash otherwise payable pursuant to any Awards under this Plan, which deferral elections may serve to delay the recognition of taxable income by the Grantee. The ability of a Grantee to make a deferral election with respect to an Award shall be controlled by the provisions of the particular Award Agreement, which may be modified by the Committee, in its complete discretion, after the initial grant of the Award.

          (g) Termination for Cause. Except to the extent provided otherwise in the corresponding Award Agreement, to the extent a Grantee's employment with the Company or a Related Entity is terminated for Cause, the Grantee's outstanding and still contingent Awards shall immediately become null and void. Specifically, any outstanding unexercised Options, whether vested or unvested, shall immediately terminate. Similarly, any grants of Restricted Stock, Restricted Units, Performance Shares, Performance Units, Stock Appreciation Rights or Dividend Equivalent Rights under this Plan, which have not yet been paid to the Grantee, or remain subject to performance or other criteria that the Grantee has not yet fulfilled, shall immediately forfeit and become null and void.

II.  STOCK OPTIONS

     1. NONQUALIFIED AND INCENTIVE STOCK OPTIONS. Options in the form of Nonqualified Stock Options and Incentive Stock Options may be granted under this Plan.

     2. ELIGIBILITY. Options may be awarded to any Eligible Participant, as determined in the complete discretion of the Committee, provided that only an Employee may receive Incentive Stock Options.

     3. TERMS AND CONDITIONS OF OPTIONS. All Options granted pursuant to this Plan must be authorized by the Committee or its designees and shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee shall prescribe. The terms and conditions shall be documented in written Award Agreements in such form as the Committee shall from time to time approve. Unless waived or modified by the Committee, all Options shall be subject to the following terms and conditions:

          (a) Number of Shares; Annual Limitation. Each Award Agreement shall state the number of Shares available under the Option. Any number of Options may be granted to a single Grantee at any time and from time to time, subject to
Part I, Section 3(c); provided, in the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the time each Incentive Stock Option is granted) of all Shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee in any single calendar year shall not exceed $100,000. For purposes of applying the limit of the preceding sentence, all Incentive Stock Options under plans of the Company and all Related Entities shall be taken together.

          (b) Option Price and Consideration. The Option Price for the Shares available pursuant to the Option shall be such price as is determined by the Committee, but in the case of an Incentive Stock Option, in no event less than the Fair Market Value of the Common Stock as of the Grant Date. In the case of an Incentive Stock Option awarded to a Grantee who, immediately before the grant, is a Shareholder-employee, the Option Price associated with

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the Incentive Stock Option shall be at least 110% of the Fair Market Value of the Shares on the date of Grant.

     The Option Price shall be payable either (i) in United States dollars upon exercise of the Option, or (ii) if so determined by the Committee and specified in the Award Agreement, in other property, which may include, without limitation, payment through the tender of Shares owned by the Grantee (by either actual delivery or attestation), as well as broker-assisted cashless exercise arrangements. In addition, in no event will the Option Price of outstanding Options be repriced without the approval of the Company's shareholders.

          (c) Term of Option. No Incentive Stock Option granted pursuant to this Plan shall in any event be exercisable after the expiration of ten (10) years from the Option's Grant Date; provided, that in the event an Incentive Stock Option is awarded to a Grantee who, immediately before the grant, is a Shareholder-employee, then the term for the Incentive Stock Option shall not be more than five (5) years from the date of grant. No Nonqualified Stock Option granted pursuant to this Plan shall be exercisable after the expiration of ten
(10) years from the Option's Grant Date, unless otherwise specified in the Award Agreement. Subject to the foregoing and other applicable provisions of this Plan, the term of each Option shall be determined by the Committee in its discretion.

     Except as otherwise specifically provided in this Plan, all Options granted hereunder:

               (i) shall require that the Grantee maintain Continuous Status from the date of the grant through and including the date of exercise; and,

               (ii) shall terminate upon termination of the Grantee's Continuous
                    Status, notwithstanding any contrary term in the Option, except as such term is consistent with this Plan.

          (d) Manner of Exercise; Conditions. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. Shares of Common Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee may impose such conditions, restrictions and contingencies with respect to Shares acquired pursuant to the exercise of an Option as the Committee determines to be desirable.

          (e) Death of Grantee. In the event of the death of a Grantee who, until death, had been in Continuous Status since the date of the grant of the Option, the Option shall terminate on the earlier of (1) one year after the date of the death of the Grantee or such later date as may be set in the discretion of the Committee; and (2) the expiration date otherwise provided in the Award Agreement but in no event sooner than three months following the Grantee's death. Any Option exercisable under this paragraph (e) may be exercised by the personal representative of the Grantee's estate, or the person to whom the grantee's rights under the Award have passed by will or the applicable laws of descent or distribution.

          (f) Disability of Grantee. If a Grantee's Continuous Status is terminated at any time during the Option period by reason of disability (within the meaning of Section 22(e)(3) of the Code) and Incentive Stock Option then held by the Grantee shall terminate one year after

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the date of termination of Grantee's Continuous Status, or, if earlier, the expiration date otherwise provided in the Award Agreement. If the Grantee's Continuous Status terminates by reason of disability, any other Option held by the Grantee shall terminate on the expiration date provided in the Award Agreement, or if no such date is provided, then such Option shall terminate one year after the date of termination of Grantee's Continuous Status.

          (g) Termination of Status as Eligible Participant. If a Grantee's Continuous Status is terminated at any time after the grant of an Option for any reason other than death or disability as provided in paragraphs (e) and (f) and not for cause, such Grantee's Options shall terminate on the expiration date provided in the Award Agreement, or, if no such date is provided, such Option shall terminate on the same day of the third month after the date of termination.

          (h) Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto complies with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities statutes, the rules and regulations promulgated under all such statutes, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising the Option to represent and warrant at the time of exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required by any applicable law.

          (i) Merger, Sale of Assets, etc. Except as otherwise provided in the Award Agreement that evidences an Option, in the event of a proposed merger or other reorganization of the Company with and into any other corporation (other than a reorganization where the ownership of the surviving company is substantially the same as that of the Company), or in the event of a proposed sale of substantially all of the assets of the Company, or in the event of a proposed dissolution or liquidation of the Company, the disposition of all outstanding and unexercised Options shall proceed as determined by the Committee, which determination may include (but shall not be limited to) an elimination of all unvested Options and termination of all vested Options following a reasonable period of time during which Grantees may exercise their vested Options.

          (j) Substitute Stock Options. In connection with the acquisition or proposed acquisition by the Company or any Related Entity, whether by merger, acquisition of stock or assets, or other reorganization transaction, of a business whose employees have been granted stock options, the Committee is authorized to issue, in substitution of any such unexercised stock option, a new Option under this Plan that confers upon the Grantee substantially the same benefits as the old option.

          (k) Tax Compliance. The Employer, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax

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laws relating to the reporting or withholding of taxes attributable to the grant or exercise of any option or the disposition of any Shares issued upon exercise of an Option, including, but not limited to, (i) withholding from any Grantee exercising an Option a number of Shares having a Fair Market Value equal to the amount required to be withheld by the Employer under applicable tax laws, and
(ii) withholding from any form of compensation or other amount due a Grantee or holder of Shares issued upon exercise of an Option any amount required to be withheld by the Employer under applicable tax laws. Withholding or reporting shall be considered required for purposes of this subparagraph if any tax deduction or other favorable tax treatment available to Employer is conditioned upon such reporting or withholding.

          (l) Other Provisions. Option agreements executed pursuant to this Plan may contain such other provisions as the Committee shall deem advisable. The possession of an Option shall not, in and of itself, convey to the Grantee any of the rights or attributes of a shareholder, but only the right (subject to certain conditions) to exercise the Option and receive Shares.

III. OTHER STOCK AWARDS

     1. TYPES OF AWARDS. In addition to Options, other Awards available under this Plan include grants of Restricted Stock, Restricted Units, Performance Shares and Performance Units. Except in case of certain terminations of employment or an extraordinary event, each grant of Restricted Stock or Restricted Units shall be earned and vest over at least three years and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. Each grant of Performance Shares and Performance Units shall be subject to the achievement of performance goals designated by the Committee and the corresponding Award Agreement, which performance goals require a performance period of one year or more. The performance goals that may be used by the Committee for such Awards shall consist of goals measuring the following factors: revenue; net interest margin, net interest income, non-interest income, net income, pre- or post-tax income; earnings per share; return on equity; return on assets; share price performance; total shareholder return; improvement in or attainment of expense levels; asset growth, loan growth, deposit growth, growth in other components of the Company's balance sheet and asset quality. Performance goals may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude any extraordinary nonrecurring items.

     2. ELIGIBILITY. Awards under this Part III may be granted to any Eligible Participant, as determined by the Committee in its complete discretion.

     3. SHARES SUBJECT TO AWARD. The Shares subject to Awards under this Part III are as described in Section 3 of Part I of this Plan.

     4. VOTING RIGHTS AND DIVIDENDS. Grantees who have been awarded grants of Restricted Stock or Performance Shares shall have the right to vote all the received Shares during the restriction or performance period. Whenever such voting rights are to be exercised, the

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Company shall provide the Grantee with the same notices and other materials as provided to other shareholders, and the Grantee shall be provided adequate opportunity to review the notices and materials and vote the Shares associated with the grants of Restricted Stock and Performance Shares. As provided in the applicable Award Agreements, dividends authorized by the Company and paid in connection with Shares held pursuant to grants of Restricted Stock and Performance Shares may be(a) paid directly to the Grantees, free of restrictions, (b) paid to the Grantees subject to the same restrictions as the corresponding Shares, or (c) held back by the Employer subject to the satisfaction of the applicable restrictions or performance goals.

IV.  STOCK APPRECIATION AND DIVIDEND EQUIVALENT RIGHTS

     1. STOCK APPRECIATION RIGHTS. In addition to other Awards available under this Plan, the Committee may grant Stock Appreciation Rights. Any grant of Stock Appreciation Rights may, but need not be, associated with Shares subject to a specific Option. If a grant of Stock Appreciation Rights is associated with Shares subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Stock Appreciation Rights shall terminate upon
(a) the expiration, termination, forfeiture or cancellation of the Option or (b) the exercise of such Option. Similarly, if a grant of Stock Appreciation Rights is associated with Shares subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Option associated with the Stock Appreciation Rights shall terminate upon the exercise of the Stock Appreciation Rights. Each grant of Stock Appreciation Rights shall be evidenced by an Award Agreement that specifies the term, which in no event may exceed ten years from the date of grant. In addition, each Award Agreement representing a grant of Stock Appreciation Rights will designate the applicable Fair Market Value of a Share as of the date of grant. The possession of a Stock Appreciation Right shall not, in and of itself, convey to the Grantee any of the rights or attributes of a shareholder, but only the right (subject to certain conditions) to receive payment in connection with appreciation (if any) of the Shares.

     2. DIVIDEND EQUIVALENT RIGHTS. In addition to other Awards available under this Plan, the Committee may grant Dividend Equivalent Rights. The grant of Dividend Equivalent Rights may be made as discreet and separate Awards, or in connection with Shares associated with a specific Option, or a grant of Restricted Stock, Restricted Units, Performance Shares, Performance Units or Stock Appreciation Rights. A Grantee holding Dividend Equivalent Rights will be entitled to payment of an amount equivalent to the dividends that would have been paid on the associated Shares, just as if the Grantee held the Shares on which the Dividend Equivalent Rights were based (less applicable withholding taxes). As provided in the corresponding Award Agreement, the grant of Dividend Equivalent Rights may be subject to various restrictions, which the Grantee must first satisfy before receiving payment pursuant to the Dividend Equivalent Rights.

     3. ELIGIBILITY. Awards under this Part IV may be granted to any eligible Participant, as determined by the Committee in its complete discretion.

     4. SHARES SUBJECT TO STOCK APPRECIATION AND DIVIDEND EQUIVALENT RIGHTS. The Shares subject to Awards under this Part IV are as described in Section 3 of
Part I of this Plan.

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     5. EXERCISE OF STOCK APPRECIATION RIGHTS. Upon the exercise of a Stock
Appreciation Right, the Grantee shall be entitled to receive a cash payment for each Share covered by the portion of the Stock Appreciation Right being exercised, which payment is equal to the excess of (a) the Fair Market Value of a Share on the exercise date over (b) the Fair Market Value of a Share as of the date the Stock Appreciation Right was granted, as designated in the corresponding Award Agreement, or such greater amount as designated in the Award Agreement. All payments in connection with the exercise of Stock Appreciation Rights shall be made as soon as practicable, but in no event later than seven
(7) business days after the effective date of the exercise of the Stock Appreciation Right. Each Stock Appreciation Right may be exercised on such date or dates, and during such period and with respect to a number of Shares, as determined by the Committee and as set forth in the corresponding Award Agreement. The exercise of a Stock Appreciation Right shall also be subject to such terms and conditions as specified in the corresponding Award Agreement, which conditions may include minimum exercise amounts and the ability to elect a partial exercise. Unless provided otherwise in the Award Agreement, each Stock Appreciation Right shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise. The notice shall be accompanied by the applicable Award Agreement and specify the number of Shares with respect to which the Stock Appreciation Right is being exercised and the effective date of the proposed exercise.

V.   ADOPTION, AMENDMENT AND TERMINATION PROVISIONS

     1. TERM OF THIS PLAN. This Plan shall become effective on the earlier of:
(i) the date of adoption of this Plan by the Board or (ii) the date of shareholder approval of the Plan as hereinafter set forth in this Part V. This Plan shall expire ten (10) years after its effective date, provided that any outstanding Awards at that time will continue for the duration of the Award, in accordance with the terms of this Plan and the applicable Award Agreement.

     2. AMENDMENT OR EARLY TERMINATION OF THE PLAN.

          (a) Amendment or Early Termination. The Board may terminate this Plan at any time. The Board may amend this Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without proper approval of shareholders of the Company, no such revision or amendment shall:

                    (i) increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under
               Section 3(b) of Part I,

                    (ii) increase the parameters of Eligible Participants, or

                    (iii) make any amendment to this Plan that would require
               shareholder approval under any applicable law or regulation.

     Any amendment made to this Plan which would constitute a "modification" to Incentive Stock Options, outstanding on the date of such amendment, shall not be applicable to such outstanding Incentive Stock Options, but shall have prospective effect only, unless the Grantee agrees otherwise.

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          (b) Modification and Amendment of Option. Subject to the requirements of Internal Revenue Code Section 422 with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Committee may modify or amend outstanding Options granted under this Plan. The modification or amendment of an outstanding Option shall not, without the consent of the Grantee, impair or diminish any of his or her rights or any of the obligations of the Company under such Option. Except as otherwise provided in this Plan, no outstanding Option shall be terminated without the consent of the Grantee. Unless the Grantee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such manner so as not to constitute a "modification" as defined in Code
Section 424(h) and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Code Section 422(b).

     3. SHAREHOLDER APPROVAL. Continuance of the Plan shall be subject to proper approval of this Plan by the shareholders of the Company at a duly convened meeting of the shareholders of the Company, which approval must occur within twelve (12) months before or after the date of adoption of the Plan by the Board.